Exhibit 99.3

FAZE HOLDINGS INC.

2022 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”), dated as of __________, ____ (the “Date of Grant”), is made by and between FaZe Holdings Inc., a Delaware corporation (the “Company”), and _________ (the “Participant”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the FaZe Holdings Inc. 2022 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Section 1. Grant of Restricted Stock Units. The Company hereby grants to the Participant an award of _____________ (____) restricted stock units (the “RSUs”), under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. Each RSU shall represent the right to receive one (1) share of Common Stock.

Section 2. Vesting of RSUs.

(a) The Restricted Stock Award shall vest on each of the first three (3) anniversaries of the Date of Grant (each, a “Vesting Date”); provided, that the Participant remains in continuous employment or service with the Company and its Affiliates continues through the applicable Vesting Date.

(b) Except as set forth in Section 2(c) or Section 2(d) below, if the Participant’s employment or service with the Company and its Affiliates is terminated for any reason prior to the Vesting Date, then (i) all rights of the Participant with respect to RSUs that have not vested as of the date of termination shall immediately terminate, (ii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(c) Notwithstanding any provision of Section 2(a) or Section 2(b) to the contrary, the RSUs shall vest in accordance with Section 13 of the Plan. For purposes of Section 13 of the Plan, “cause” and “good reason” shall have the meaning set forth in the Participant’s employment agreement with the Company or a Subsidiary thereof.

Section 3. Settlement. The shares of Common Stock underlying any RSUs that become vested in accordance with Section 2 shall be delivered to the Participant as soon as practicable after the applicable date upon which such RSUs vest, but in no event later than March 15 of the year following the year in which such RSUs vest (as applicable, the “Settlement Date”).

Section 4. Voting and Other Rights.

(a) Except as set forth in Section 4(b), the Participant shall have no rights of a stockholder with respect to the RSUs (including the right to vote and the right to receive distributions or dividends) unless and until shares of Common Stock are issued in respect thereof following the applicable date upon which the RSUs vest.

(b) If the Company declares a regular cash dividend to the holders of Common Stock during the period beginning on the Date of Grant and ending on the Settlement Date, then the Participant shall be eligible to receive a cash payment equal to the product of (i) the number of RSUs that are outstanding on the date that such dividend is declared and (ii) the per-share amount of such dividend (the “Dividend Equivalent Payment”). The Dividend Equivalent Payment shall be made to the Participant in a cash lump sum no later than the Settlement Date that applies to the applicable RSUs. The Dividend Equivalent Payment is subject to and conditioned upon the vesting of the applicable RSUs in accordance with Section 2 and will not be made to the Participant if such vesting does not occur. No interest or other earnings will be credited with respect to any Dividend Equivalent Payment.

Section 5. Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Award Agreement and the RSUs shall be final and conclusive.

Section 6. No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment or service at any time for any reason.

Section 7. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the RSUs; provided, that, notwithstanding the foregoing, the Participant shall be permitted, at his or her election, to satisfy the applicable tax obligations with respect to any RSUs by cashless exercise or net share settlement, pursuant to which the Company shall withhold from the number of shares of Common Stock that would otherwise be issued upon settlement of the RSUs the largest whole number of shares of Common Stock with a Fair Market Value equal to the applicable tax obligations.

Section 8. Section 409A Compliance. The intent of the parties is that the payments and benefits under this Award Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Award Agreement which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement or any other arrangement between the Participant and the Company during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). The Company makes no representation that any or all of the payments described in this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 9. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 10. RSU Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

Section 11. No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

Section 12. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including, but not limited to, all acts and documents related to compliance with federal and/or state securities and/or tax laws.

Section 13. No Part of Other Plans. The benefits provided under this Award Agreement or the Plan shall not be deemed to be a part of or considered in the calculation of any other benefit provided by the Company or its Subsidiaries or Affiliates to the Participant.

Section 14. Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

Section 15. Entire Agreement. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

Section 16. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

Section 17. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

Section 18. Counterparts; Electronic Signature. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.

*        *        *         *

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement as of the day and year first above written.

FAZE HOLDINGS INC.

By:
Print Name:
Title:

PARTICIPANT

By:
Print Name:

5